Exhibit 99.1
Horsehead Holding Corp. to Acquire The International Metals Reclamation
Company (“INMETCO”)
Pittsburgh, PA, December 2, 2009 — Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC), the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace (“EAF”) dust, a listed hazardous waste, today announced its plans to acquire INMETCO, a leading recycler of metals-bearing wastes in North America. Based in Ellwood City, PA, INMETCO employs 108 people and operates the only secondary smelter in North America dedicated to recycling nickel, chromium and other metals from hazardous and non-hazardous wastes generated mostly by stainless steel and specialty metals producers. INMETCO is also a leading processer of nickel-cadmium (NiCd) batteries, and its process has been recognized by the U.S. EPA as the Best Demonstrated Available Technology for the recycling of NiCd batteries. In 2008, INMETCO generated earnings before interest, taxes, depreciation, and amortization of $12.8 million on revenue of $61.1 million on total remelt alloy shipments of approximately 27,000 tons.
The combination of Horsehead and INMETCO will enhance Horsehead’s hazardous waste services platform and diversify its range of capabilities and products including the recycling of electric arc furnace dust and stainless steel flue dust for the recovery and reuse of a wide range of valuable metals. Jim Hensler, Chairman, President and CEO of Horsehead, commented: “The acquisition of INMETCO expands Horsehead’s industrial metals portfolio while leveraging our key strengths in hazardous waste management and high temperature metals recovery.”
Under the terms of the Stock Purchase Agreement, Horsehead is expected to pay a purchase price of $34.0 million in cash, subject to adjustment, and the assumption of certain financial assurance obligations associated with environmental regulatory requirements that are currently in the form of a $8.55 million letter of credit.
The acquisition is expected to close on December 31, 2009, subject to the satisfaction or waiver of customary closing conditions. Stifel, Nicolaus & Company, Incorporated acted as Horsehead’s exclusive financial advisor for this transaction.
About Horsehead Holding Corp.
Horsehead Holding Corp. is a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace (“EAF”) dust, a hazardous waste produced by the carbon steel mini-mill manufacturing process. Headquartered in Pittsburgh, PA, Horsehead employs over 800 people and has seven locations throughout the U.S.

About INMETCO
INMETCO is a leading U.S. recycler of hazardous and non-hazardous waste for the specialty steel industry. It is also a significant processor of other metal-bearing wastes, including industrial and consumer batteries. INMETCO is based in Ellwood City, PA and employs 108 people. It is an indirect, wholly-owned subsidiary of Vale Inco Limited, a leading producer of nickel, copper and cobalt, based in Toronto, Ontario.
Cautionary Statement about Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual outcomes could differ materially due to various risk factors, including those set forth from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. You should carefully read the risk factors and other information in our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause actual outcomes to differ from these forward-looking statements.
Source: Horsehead Holding Corp.
Contact: Ali Alavi 724.773.2212